UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2012

Unit Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-9260	73-1283193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7130 South Lewis, Suite 1000, Tulsa, Oklahoma		74136
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (918) 493-7700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 10, 2012, Unit Petroleum Company (“UPC”), a wholly-owned subsidiary of Unit Corporation (“Unit”), entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with Noble Energy, Inc. (“Noble”) to acquire properties in western Oklahoma and the panhandle of Texas (the “Noble Properties”). Unit Corporation is a Guarantor under the Purchase Agreement. Under the terms of the Purchase Agreement, UPC will acquire the Noble Properties (the “Noble Acquisition”), for an aggregate cash purchase price of $617.1 million. The purchase price is subject to certain customary purchase price adjustments. Unit intends to finance the Noble Acquisition through a combination of cash on hand, borrowings under its senior revolving credit facility and, subject to market conditions, other potential long-term debt financing. UPC’s obligation to consummate the Noble Acquisition is not conditioned on the receipt of financing. UPC, Unit and Noble have made customary representations and warranties and have agreed to customary covenants in the Purchase Agreement.

The Noble Acquisition is expected to close by September 17, 2012, subject to customary closing conditions and the absence of legal impediments prohibiting the acquisition. There is no assurance that all of the conditions to the consummation of the Noble Acquisition will be satisfied.

The Purchase Agreement contains certain customary termination rights for both UPC and Noble, including, among others, the right of either party to terminate the Purchase Agreement if, subject to certain exceptions, the acquisition is not consummated by October 31, 2012. If the Purchase Agreement is terminated other than by reason of Noble’s breach of representations and warranties under the Purchase Agreement or because of a title or environmental defect, then approximately $61.7 million we deposited in an escrow account upon execution of the Purchase Agreement will be released to Noble.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which is provided as Exhibit 2.1 to this Current Report on Form 8-K. The Purchase Agreement that is attached as Exhibit 2.1 to this Current Report on Form 8-K is provided for the purpose of providing investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Unit. The representations, warranties, and covenants contained in the Purchase Agreement were made only for purposes of such agreements and as of specific dates, and were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties, included being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and maybe subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Unit or Noble or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may not be fully reflect in Unit’s public disclosures.

Cautionary Statement Regarding Forward-looking Statements

Statements in the document and the exhibits furnished herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, future plans, or other statements, other than statements of historical fact are forward-looking statements. These forward-looking statements included statements regarding expectations as to completion of the Noble Acquisition. Unit can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, including: the timing to consummate the proposed Noble Acquisition; the risk that conditions to closing of the Purchase Agreement may not be satisfied; the risk that a regulatory approval that may be required for the Purchase Agreement is not obtained or is obtained subject to conditions that are not anticipated; negative effects from the pendency of the Noble Acquisition; Unit’s ability to integrate the acquired assets; and the diversion of management time on Noble Acquisition-related issues. Other factors regarding Unit and other risks related to it and its business and operations are discussed in Unit’s most recent From 10-K as well as Unit’s other filings with the United States Securities and Exchange Commission (“SEC”) available at the SEC’s website at www.sec.gov. Actual results may differ materially from those expected, estimated, or projected. Forward-looking statements speak only as of the date they are made, and other than as required by law, Unit undertakes no obligation to publicly update or revise any of them in light of new information, future events, or otherwise.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description.

2.1*	Purchase and Sale Agreement among Noble Energy, Inc., Unit Petroleum Company and Unit Corporation, executed July 10, 2012.

*Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unit Corporation

Date: July 11, 2012	By:	/s/ Mark E. Schell
Mark E. Schell
Senior Vice President
and General Counsel

EXHIBIT INDEX

Exhibit No.	Description.

2.1*	Purchase and Sale Agreement among Noble Energy, Inc., Unit Petroleum Company and Unit Corporation, executed July 10, 2012.

*Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.